EMPLOYEE STOCK PURCHASE PLAN	Exhibit 10.35

The following is a summary of key Plan terms:

Eligibility

All full-time or part-time employees who have completed at least six months of continuous service as of the first day of each calendar quarter are eligible. Employees must have worked at least twenty hours per week for more than six months per year.

Employee must not own more than 5% of the voting stock of the Company.

Participation

An Employee Stock Purchase Plan Enrollment Form must be completed to participate. Completed forms should be filed with the Company’s Human Resource Manager.

Discontinuance may occur at any time; however, initial enrollments or re-enrollments are only allowed quarterly on January 1, April 1, July 1 and October 1. Enrollment Forms must be received at least two weeks prior to the enrollment date in order to be processed.

Amounts collected from employees to purchase Company stock must be made via after-tax payroll deduction. The minimum deduction is $10 per pay or $20 per month, and the maximum allowed is 10% of the employee’s compensation. Deductions should be for a fixed dollar amount rather than a percentage of compensation.

Purchase of Shares / Issuance of Certificates

Each pay period the designated amount will be deducted from the employee’s pay. The deducted funds are held in a Company bank account until the close of business on each calendar quarter. On the last day of each calendar quarter, the total funds held in the account are used to purchase shares of Orthovita, Inc. Common Stock at 95% of the market price on the last day of that calendar quarter as traded on NASDAQ. Please note that this reflects two changes from prior periods which are mandated by the new accounting rules. Previously the shares of Orthovita Common Stock were able to be purchased at 85% of the market price as traded on NASDAQ at the lower of the market price at the beginning of the calendar quarter or the end of the calendar quarter. The Company’s transfer agent will deliver to one certificate representing all common shares purchased during the calendar year. The certificate will be held in Trust for all participants.

Each participant will receive an annual statement, dated December 31, of Orthovita common shares held pursuant to the Plan. Quarterly statements will be available upon request.

Individual certificates will be issued to employees only upon their termination from the Company or upon written request after having held the shares for at least six months.

Please review the detailed Plan for further information or let me know if you have any questions. In addition, all employees will continue to be covered by the SEC’s insider trading regulations.